Exhibit 99.1

SVB Financial Group Enters into Definitive

Agreement for the Sale of SVB Capital

NEWS PROVIDED BY

SVB Financial Group g

May 02, 2024, 23:07 ET

Pinegrove Affiliate to Acquire SVB Capital

SVB Capital and Pinegrove to Operate Independently with Common Sponsorship and Shared

Mission to Serve the Venture Ecosystem

SAN FRANCISCO, May 2, 2024 /PRNewswire/ -- SVB Financial Group (Pink Sheets: SIVBQ) today announced that it has entered into a definitive agreement under which a newly created entity affiliated with Pinegrove Capital Partners (“Pinegrove”) and backed by permanent capital from Brookfield Asset Management (“Brookfield”) and Sequoia Heritage, will acquire the Company’s investment platform business, SVB Capital. Under the terms of the agreement, SVB Capital would be acquired for a combination of cash and other economic consideration.

Pinegrove is a capital solutions partner for the venture capital ecosystem. Pinegrove provides customized and scalable secondary liquidity solutions for general partners and limited partners with a focus on investing in leading mid-to-late-stage private technology companies.

As part of this differentiated partnership, Pinegrove and SVB Capital will operate independently, each led by their existing management teams, with the common long-term financial backing of Brookfield and Sequoia Heritage and an aligned focus on providing flexible and innovative capital solutions to their trusted clients.

“The SVB Capital business has built an exceptional reputation as the premier investment partner to top venture capital firms and technology companies, and we are pleased to have reached an agreement that will position the business to thrive over the long-term and has the support of SVB Financial Group’s major creditor groups,” said Bill Kosturos, Chief Restructuring Officer of SVB Financial Group. “We believe the agreement maximizes the value for the benefit of SVB Financial Group’s constituents, with a significant cash component as well as the ability to participate in the future upside potential of the business. In addition, the transaction is a strong outcome for the team at SVB Capital, its limited partners and other key stakeholders.”

“Over the last quarter-century, our firm has thrived on the deep trust we’ve cultivated with the most sought-after general partnerships in venture capital. In addition, we have consistently aligned our interests with those of our limited partners. Those foundational principles will guide us into the future. Leveraging SVB Capital’s extensive history and track record, our partnership with Pinegrove will expand our multi-strategy platform to directly meet the unique needs of the venture capital and limited partner communities,” said Aaron Gershenberg, Founding Partner and Member of the Operating Committee, SVB Capital.

“Pinegrove is honored to partner with Aaron and the SVB Capital team. We are thrilled to work collaboratively on our collective mission of enhancing liquidity options in the venture capital ecosystem,” said Brian Laibow, CEO and Founding Partner of Pinegrove.

Transaction Details

The agreement is subject to Bankruptcy Court and regulatory approval, as well as other customary closing conditions. On May 2, 2024, SVB Financial Group filed a motion seeking the Court’s authorization to approve buyer protections for the Pinegrove affiliate and consummate a sale of the SVB Capital business. SVB Financial Group intends to seek approval of the buyer protections at a hearing on May 16, 2024, and has requested that the Bankruptcy Court schedule a hearing to approve the sale of SVB Capital on June 5, 2024.

The transaction is supported by SVB Financial Group and key creditor groups, including the Official Committee of Unsecured Creditors, the Ad Hoc Group of Senior Noteholders and the Ad Hoc Cross-Holder Group.

Court filings and other information related to the SVB Financial Group’s Chapter 11 proceeding are available on a website administrated by the Company’s claims agent, Kroll, at https://restructuring.ra.kroll.com/svbfg or by emailing SVBFGInfo@ra.kroll.com.

Advisors

Centerview Partners LLC is serving as financial advisor, Sullivan & Cromwell LLP is serving as legal counsel and Alvarez & Marsal is serving as the restructuring advisor to SVB Financial Group as debtor-in-possession. Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to Pinegrove.

About SVB Financial Group

SVB Financial Group (Pink Sheets: SIVBQ) is the holding company for various financial services companies, including SVB Capital.

About SVB Capital

Founded in 1999 as a division of SVB Financial Group, SVB Capital is a multi-strategy investment platform targeting the Innovation Economy with approximately $10B of assets under management across venture capital fund of funds, direct funds, and private credit funds. Uniquely positioned to access highly sought-after opportunities in start-up companies and venture capital funds, SVB Capital invests in fund managers and private technology and life science companies throughout the innovation economy around the world.

About Pinegrove

Pinegrove Capital Partners is a capital solutions partner that provides customized and scalable secondary liquidity solutions for the venture and growth ecosystem, focusing on investing into leading mid-to-late-stage private technology companies. Pinegrove is backed with $1 billion for its strategy inclusive of $500 million from its sponsors, Sequoia Heritage and Brookfield Asset Management. For more information, please visit www.pinegrovecp.com.

About Sequoia Heritage

Sequoia Heritage is a private investment partnership dedicated to compounding long term capital.

About Brookfield

Brookfield Asset Management Ltd. (NYSE: BAM, TSX: BAM) is a leading global alternative asset manager with over $900 billion of assets under management across renewable power and transition, infrastructure, private equity, real estate, and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We offer a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. We draw on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

Contacts

For SVB Financial Group:

Media Contact

Joele Frank, Wilkinson Brimmer Katcher

Michael Freitag / Eduardo Rovira

212-355-4449

svbmediainquiry@joelefrank.com

Investor Contact

SVB Capital

Christie Ma

cma@svbcapital.com

For Pinegrove:

Media Contact

FGS Global

Monique Sidhom / Suzanne Byowitz

Pinegrove@FCSClobal.com

SOURCE SVB Financial Group